EXHIBIT 10.6

AMENDMENT NO. 1 TO THE
FUND.COM INC. (FORMERLY KNOWN AS
MEADE TECHNOLOGIES, INC.)
2007 STOCK INCENTIVE PLAN

Fund. com Inc. (the “Company”), having adopted the Fund.com Inc. (formerly known as Meade Technologies, Inc.) 2007 Stock Incentive Plan (the “Plan”), hereby amends the Plan as follows:

1.  Section 2.13 of the Plan is hereby deleted in its entirety and replaced with the following:

“Fair Market Value” means, with respect to a Share, the market price of one Share of Stock, determined by the Board in good faith and in accordance with Section 409A of the Code and the regulations thereunder.  Such determination shall be conclusive and binding on all persons.

2. This Amendment is effective as of August 6, 2008.

[Signature page to follow]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the Plan on the date indicated below.

FUND.COM INC.

By: /s/ Raymond Lang
Name: Raymond Lang
Title: Chief Executive Officer